Exhibit 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC.
DECLARES QUARTERLY CASH DIVIDEND

BLAIRSVILLE, GA, May 14, 2014 – United Community Banks, Inc. (NASDAQ: UCBI), Georgia’s third-largest bank holding company, announced that its Board of Directors declared a regular quarterly cash dividend of $.03 per common share. The dividend is payable July 1, 2014, to shareholders of record at the close of business June 16, 2014.

“I am very pleased that we are able to restore our quarterly cash dividend,” stated President & Chief Executive Officer Jimmy Tallent. “We understand the importance of cash dividends to many of our shareholders and we are delighted to be able to reward them for their years of trust and confidence.”

This dividend represents a payout ratio of 12 percent of first quarter 2014 basic earnings per share.

About United Community Banks, Inc.

United Community Banks, Inc. is a bank holding company based in Blairsville, Georgia, with $7.4 billion in assets. The company's banking subsidiary, United Community Bank, is one of the Southeast region's largest full-service banks, operating 102 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in providing personalized community banking services to individuals, small businesses and corporations. Services include a full range of consumer and commercial banking services, including mortgage, advisory and treasury management products. United Community Bank is consistently recognized for its outstanding customer service by national survey organizations. Additional information about the company and the bank's full line of products and services can be found at www.ucbi.com.